WORLDPORT COMMUNICATIONS, INC.

                           CERTIFICATE OF DESIGNATION
                                       OF
                            SERIES A PREFERRED STOCK



                                By Resolution of
                             the Board of Directors
                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware


     The undersigned, being the duly elected, qualified and acting Secretary, WorldPort Communications, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DO HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, (the "Certificate of Incorporation") and under the provisions of Section 151 of the General Corporation Law of the State of Delaware, on May 8, 1997 and July 24, 1997, the Board of Directors adopted the following resolution fixing and determining the rights, preferences, privileges and restrictions of a series of 750,000 shares of Preferred Stock, $0.0001 par value ("Preferred Stock"), designated as Series A Preferred Stock:

          "RESOLVED that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Corporation's Certificate of Incorporation, a series of Preferred Stock of the Corporation be, and it hereby is, authorized and created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     I. Designation: Series, Amount and Ranking. The shares of the series of Preferred Stock established hereby shall be designated "Series A Preferred Stock" (such shares being hereafter called the "Series A Preferred Stock"), and the number of shares constituting such series shall be 750,000 which shares shall have a par value of $0.0001 and a stated value of $2.25 per share (the "Stated Value"). The Series A Preferred Stock shall rank prior to the Corporation's Common Stock (the "Common Stock") as to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

     II.  Dividends and Distributions.

          (a) The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, dividends in an amount equal to 8% of the Stated Value per annum ("Series A Preferred Dividends"). Series A Preferred Dividends may be paid in either cash or shares of Common Stock and shall be payable in arrears on such date established by the Board of Directors (each, a "Series A Dividend Payment Date").

          (b)    Series A Preferred Dividends shall:

               (i)be payable to holders of record as they appear on the books of the Corporation or any transfer agent on a Series A Dividend Payment Date;

               (ii)be cumulative up to and including each Series A Dividend Payment Date and shall be deemed to have accrued on shares of Series A Preferred Stock from and after the date such shares are issued (the "Original Issue Date");

               (iii)accrue on a daily basis whether or not the Corporation shall have earnings or surplus at the time;

               (iv)be computed on the basis of a 360-day year comprised of twelve 30-day months

          (c) Series A Preferred Dividends, whether or not declared, will cumulate (up to and including the date of payment thereof) until declared and paid, which declaration and payment may be for all or part of the then accumulated Series A Preferred Dividends. Accrued but unpaid Series A Preferred Dividends shall not bear interest. Series A Preferred Dividends shall cease to accrue in respect of Series A Preferred Stock on the date the Series A Preferred Stock is converted and upon the occurrence of a Liquidation (as defined herein).

          (d) So long as any shares of Series A Preferred Stock shall be outstanding, no cash dividend shall be declared or paid or set apart for payment on any other series of stock ranking on a parity with the Series A Preferred Stock as to dividends ("Parity Stock"), unless there shall also be or have been declared and paid or set apart for payment on the Series A Preferred Stock, full cumulative Series A Preferred Dividends for all the Series A Preferred Stock.

          (e) In the event that full cumulative Series A Preferred Dividends have not been declared and paid or set apart for payment, the Corporation shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption or other retirement of any other class of stock or series thereof of the Corporation ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding up of the Corporation, junior to the Series A Preferred Stock ("Junior Stock") until full cumulative Series A Preferred Dividends shall have been paid or declared and set apart for payment; provided, however, that the foregoing shall not apply to (i) any dividend payable solely in any shares of any Junior Stock; or (ii) the acquisition of shares of any Junior Stock either (A) pursuant to any employee incentive or benefit plan or arrangement (including any employment agreement) of the Corporation or of any subsidiary of the Corporation heretofore or hereafter adopted or (B) in exchange solely for shares of any other Junior Stock. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire any shares of capital stock of the Corporation unless the Corporation could, pursuant to this paragraph, purchase such shares at such time and in such manner. The Series A Preferred Stock shall share ratably (on an as-if-converted basis as of the record date for such dividends) in any dividends or other distributions declared or set aside on any Junior Stock.

     III. Voting Rights.

          (a) Each holder of record of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation, voting together with the holders of Common Stock as a single class. Each holder of record of each share of Series A Preferred Stock shall be entitled to that number of votes as is equal to the number of shares of Common Stock into which such share of Series A Preferred Stock could be converted on the record date for determining the stockholders entitled to vote.

          (b) At all times during which at least 76,614 shares of Series A Preferred Stock are outstanding, the Corporation will not, without the approval of holders of at least a majority of the shares of Series A Preferred Stock then outstanding, voting together as a class, (A) issue any Series A Preferred Stock (except as such may be issued in payment of dividends on the Series A Preferred Stock) or any other securities which will, with respect to dividend rights or rights on liquidation, winding up and dissolution, rank senior to the Series A Preferred Stock, or any obligation or security convertible into or evidencing the right to purchase any securities senior to the Series A Preferred Stock; (B) alter, amend or repeal any provision of the Articles of Incorporation of the Corporation (including any such alteration, amendment or repeal effected by any merger or consolidation), if such amendment, alteration or repeal would alter or change the powers, preferences or special rights with respect to the shares of Series A Preferred Stock in a manner adverse to the holders thereof; (C) merge, consolidate or sell all or substantially all of it assets; or (D) alter, amend or modify this Section 3.

     IV.  Liquidation, Dissolution or Winding Up.

          (a) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount per share of Series A Preferred Stock equal to the sum of the Stated Value plus all accrued but unpaid Series A Preferred Dividends (the "Liquidation Preference").

          (b) After the payment of the full Liquidation Preference as set forth above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Series A Preferred Stock (on an as-if-converted basis as of the date of Liquidation) and the holders of the Junior Stock.

          (c) Neither the merger or consolidation of the Corporation with or into any other corporation, nor the merger or consolidation of any other corporation with or into the Corporation, nor the sale, lease, exchange or other transfer of all of or any portion of the assets of the Corporation, shall be deemed to be a Liquidation for purposes of this Section 4.


     V.   Conversion.

          (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, at any time, any shares of Series A Preferred Stock may, at the option of the holder, without any payment of consideration, be converted at any time into one (1) fully-paid and nonassessable share of Common Stock, subject to adjustment as provided in Section 5(d) below.

          (b) Mandatory Conversion of Series A Preferred. Upon the earlier to occur of (i) the closing trade price of the Common Stock having averaged $7.00 or more for twenty (20) consecutive trading days on a national exchange of the United States or on the NASDAQ National Market System, if traded thereon, and (ii) the first date on which sixty percent (60%) of the Series A Preferred Stock has been converted into Common Stock, (each a "Conversion Event"), all shares of Series A Preferred shall be convertible into Common Stock at the Series A Preferred Stock Conversion Rate. All shares of Series A Preferred Stock shall be deemed converted effective upon the occurrence of a Conversion Event, without requirement of any other action on the part of the Corporation or the holders of Series A Preferred Stock, and thereafter each certificate for Series A Preferred Stock outstanding shall be deemed to represent the number of shares of Common Stock into which it has been converted. Nevertheless, each holder of Series A Preferred Stock shall thereafter surrender its certificates for shares of Series A Preferred Stock for conversion in accordance with
          Section 5(c) below.

          (c) Mechanics of Conversion. Each holder of Series A Preferred Stock who desires to convert its Series A Preferred Stock into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, at the option of the Board of Directors in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any accrued but unpaid Series A Preferred Dividends on the shares of Series A Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          (d) Adjustments for Stock Splits and Dividends. In the event the Corporation shall, at any time or from time to time while any of the shares of Series A Preferred Stock are outstanding, (i) pay a dividend or make a distribution with respect to Common Stock in shares of Common Stock, (ii) subdivide or split its outstanding shares of Common Stock into a larger number of shares, or (iii) combine its outstanding shares of Common Stock into a smaller number of shares, in each case whether by reclassification of shares, recapitalization of the Corporation or otherwise, the Series A Preferred Stock Conversion Ratio in effect immediately prior thereto shall be adjusted by multiplying the Conversion Ratio by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before such event, and the denominator of which is the number of shares of Common Stock outstanding immediately after such event. Such adjustment shall become effective at the opening of business on the business day next following the record date for determination of stockholders entitled to receive such dividend or distribution in the case of a dividend or distribution, and shall become effective immediately after the effective date in case of a subdivision, split, combination or reclassification; and any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend.

          (e) Adjustments for Merger, etc. If there shall occur a merger or consolidation of the Corporation with or into another entity, any merger or consolidation of another entity into the Corporation (other than a merger or consolidation that does not result in any conversion, exchange or cancellation of outstanding shares of Common Stock), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange that results in the conversion or exchange of the Common Stock into, or the right to receive, other securities or other property (whether of the Corporation or any other entity), then the Series A Preferred Stock will thereafter no longer be convertible into shares of Common Stock, but instead will be convertible into the kind and amount of securities or other property which the holder of such shares of Series A Preferred Stock would have owned immediately after such merger, consolidation, sale or share exchange if such shares of Series A Preferred Stock had been converted into shares of Common Stock immediately before the effective time of such merger, consolidation, sale or share exchange. If this paragraph (e) applies, then no adjustment in respect of the same merger, consolidation, sale or share exchange shall be made pursuant to the other provisions of this
          Section 5. In the event that at any time, as a result of an adjustment made pursuant to this paragraph (e), the Series A Preferred Stock shall become subject to conversion into any securities other than shares of Common Stock, thereafter the number of such other securities so issuable upon conversion of the shares of Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Section 5.

          (f) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

          (g) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock. If at any time the number of authorized by unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (h) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile, (iii) seven (7) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to the Corporation at its principle office and to each holder of record at the address of such holder appearing on the books of the Corporation.

          (i) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.

     1.That the number of shares of Series A Preferred Stock shall be 750,000.

     2.That none of the shares of Series A Preferred Stock has been issued.

                                      * * *

          The undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true of his own knowledge and has executed this certificate under the laws of the State of Delaware.


November 12, 1997



                                    /s/  Jonathan Y. Hicks
                                   Jonathan Y. Hicks